Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Talend S.A.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-245049, 333-222359, 333-233527, 333-227200, 333-219761, and 333-212743) and registration statement on Form S-3 (No. 333-246347) of Talend S.A. of our reports dated March 1, 2021, with respect to the consolidated balance sheet of Talend S.A. as of December 31, 2020, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10-K of Talend S.A.
Our report refers to changes to the method of accounting for leases as of January 1, 2019.
/s/ KPMG LLP
Santa Clara, California
March 1, 2021